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                                  CONFIDENTIAL

                                                                    Exhibit 10.1

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                                  1st Amendment

                                 to the July 1st

                          LICENSE AND SUPPLY AGREEMENT

                            (hereinafter "Agreement")

                                     between


                            CombiMatrix Corporation.
                            6500 Harbour Heights Pkwy.
                            Mukilteo, WA 98275
                            USA

                            (hereinafter referred to as "CBMX")

                                               [SUPPLIER/LICENSOR]




                                       and



                            Roche Diagnostics GmbH
                            Sandhofer Stra(beta)e 116
                            68305 Mannheim

                            Germany

                            (hereinafter referred to as "RDG")

                                               [PURCHASER/LICENSEE]

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                                  CONFIDENTIAL

THE FOLLOWING PARAGRAPHS AGREEMENT SHALL BE AMENDED AND CHANGED AS FOLLOWS:


2.1 LICENSE AND SUBLICENSE. Subject to the terms and conditions of this Agreement, CBMX hereby grants to RDG a royalty-bearing world-wide and non-exclusive (subject to Section 2.1.1 regarding Desk Top Synthesizers) license to use the Technology only within the Field only for the purposes of (i) developing Content for Catalogue Arrays and Catalogue Cassettes and (ii) manufacturing the Hybridizer/Reader and marketing, distributing, selling and having sold Licensed Products, in the Territory to End Users, together with a non-exclusive right to sublicense RDG Affiliates (for as long as they remain RDG Affiliates and provided that RDG remains responsible for all of its obligations and those of its Affiliates under this Agreement); provided that as a condition to marketing, distributing, selling, having sold, disposing or otherwise transferring any applicable Licensed Product to any End User, RDG and its Affiliates shall comply with the terms and conditions set forth elsewhere in this Agreement. Section 3.2 (c) and 3.3 (f) provide under certain circumstances for an additional limited license and manufacturing rights to be granted to RDG. RDG will be free to determine its own resale and licensing prices of the Licensed Products to End Users. RDG and its Sales Representatives shall not use, market, sell, distribute, transfer or dispose of the Technology or Licensed Products for any purpose not licensed or permitted by this Agreement provided however that the use for any purpose of biochips by other manufacturers than CBMX by RDG Customers on Hybridizer/Readers and Desk Top Synthesizers - if such use is technically possible - is beyond RDG's reasonable control and shall not be a violation of this Agreement unless such use is promoted or assisted by RDG.


5.1.2. RUNNING ROYALTIES. In further consideration of the granting of the rights hereunder, RDG shall on a quarterly basis (as described below) pay to CBMX a running royalty, at a rate of * on Net Sales of Licensed Products, ** on Net Sales of Hybridizer/Readers, and * on Net Sales of Desk Top Synthesizers, purchased from or supplied by CBMX and Net Sales of Royalty bearing Reagents sold in connection therewith ("Running Royalty"). In the event any Third Party supplies such Royalty bearing Reagents and RDG or its Affiliates receive any consideration in connection therewith, the Running Royalty shall apply to such consideration. In the event that CBMX reverts the co-exclusive license to a non-exclusive license under Section 2.1.1, the Running Royalty shall revert also to * on Net Sales for Desk Top Synthesizers.


                                   PARAGRAPH 3
                           SUPPLY OF LICENSED PRODUCTS
                           ---------------------------

3.1 INITIAL PRODUCTS AND MILESTONE PAYMENTS. CBMX shall, as applicable, either deliver and sell, or provide evidence of operational effectiveness, to RDG and

*  Provision subject to grant of confidential treatment.

** Provision subject to pending confidential treatment request.

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                                  CONFIDENTIAL

RDG shall, according to the following schedule, take delivery of and pay CBMX for the following prototypes (which shall not be required to meet the applicable Specifications unless otherwise stated below), for evaluation purposes only (and not for resale or transfer, or production of any products for sale or transfer, to Third Parties) by RDG or its Affiliates, of Licensed Products, for the following purchase prices:

HYBRIDIZER/READER AND CASSETTE DEVELOPMENT. On **, CBMX shall notify RDG that CBMX has developed an operationally effective RDG (i) Hybridizer/Reader and (ii) Cassette (I.E., a monocassette) ready for hybridization and containing one Array synthesized with test capture probes selected by CBMX. Within thirty days of such notice technical representatives of the Parties shall meet at CBMX facilities for demonstration by CBMX of such operational effectiveness. Operational effectiveness of the Hybridizer/Reader is demonstrated when a Cassette containing an Array is inserted into the Hybridizer/Reader and there is production of a spatial map of fluorescent density/intensity over a single Array. Such map of fluorescent density/intensity produced by the hybridization module of the functional model may also be produced on a separate imaging device, if necessary.

         (a) Operational effectiveness of the Cassette is demonstrated when an Array within a Cassette with electric and fluidic connections is synthesized with test Content as defined by RDG and CBMX jointly and the Array is hybridized with test sample within the Cassette showing expected positive, negative and null control results. Such image may also be produced on a separate imaging device, if necessary. If such operational effectiveness of both the Cassette and the Hybridizer/Reader is successfully demonstrated, RDG shall make to CBMX **

         (b) DELIVERY OF HYBRIDIZER/READERS. Upon delivery of ** operationally effective (under Section 3.2 (a)) Functional Models of Hybridizer/Readers for internal use by RDG and not for resale, which delivery shall not occur **, RDG shall pay to CBMX **.

         (c) DELIVERY OF PROTOTYPES Upon delivery of ** Prototype
Hybridizer/Readers ready for commercial launch according to RDG's Design Control and Commercialization Guidelines (hereinafter "DCCG" and attached to this Agreement as ANNEX V) ** and when ** of these Prototypes have passed hardware and functionality inspection according to DCCG, RDG will pay to CBMX **.

         (d) PHONE BOOTH SYNTHESIZER. Upon delivery, which delivery shall not occur **, of prototype operationally effective synthesizers housed in one "phone booth" like unit ("Phone Booth Synthesizer") Operational Effectiveness is demonstrated when custom chips in cassettes can be synthesized by the Phone Booth Synthesizer and be quality chips (I.E., subsequently hybridized in the Hybridizer/Reader unit) and having a synthesis capacity of ** wherein each array has an average probe length of **, and will be assessed by RDG technical personnel at CBMX facilities, before delivery. Upon demonstration of operational effectiveness at RDG's facilities, RDG shall **.


** Provision subject to pending confidential treatment request.

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                                  CONFIDENTIAL

         (e) CUSTOM CASSETTES. CBMX shall between ** make available for delivery to RDG, ** (for development by RDG of Content for Catalogue Arrays). For this delivery RDG shall pay to CBMX a total of **, CBMX shall make available to RDG 200 test arrays (with or without Cassettes) for feasibility studies for an amount of **.

         (f) DELAYED DELIVERIES. In the event CBMX fails to meet any of the deadlines set forth in this Section 3.1 and RDG does not exercise * under this Agreement, * that any such deadline is missed, the applicable payment otherwise due and payable from RDG shall be reduced by *.

                                   PARAGRAPH 4
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

4.1 CBMX. (a) CBMX represents and warrants that it has the corporate authority, title and right to grant the license to RDG under the Technology, the Agreements create legal, valid and binding obligations on it and are enforceable against it in accordance with their respective terms; it is neither aware of the existence of any lawsuits nor has received notice of any claims, either asserted or implied, of CBMX Technology's infringement of a patent or other proprietary right anywhere in the world other than the currently pending litigation between CBMX and its employee Donald Montgomery on one side and Nanogen, Inc, of San Diego, California on the other side at the United States District Court, Southern District of California; Case No.: CV2369 JM RBB ("Nanogen Lawsuit"), and it is not a party to any agreement, understanding or business relationship that prevents it from carrying out its obligations under the Agreements.

5.1.1 MINIMUM ROYALTIES. Moreover, commencing ** shall on a quarterly basis (as described below) pay to CBMX the greater of the (i) Running Royalty or (ii) annual minimum royalties regardless of actual sales or revenues calculated as follows and subject to adjustment only as set forth below: for the first, second and third calendar year from and after ** (referred to as "Y1", "Y2" and "Y3", respectively), the minimum annual royalty shall be * (or * of actual sales per quarter and adjusted upward in the fourth quarter of Y1 if there is a shortfall in Y1), * (or * per quarter) and * (or * per quarter), respectively ("Minimum Royalties"). With respect to the Minimum Royalties for Y1, Y2 and Y3, RDG will pay to CBMX, for each of the first three quarters of each year, a royalty that is equal to the actual calculated Running Royalty on Licensed Products as described in Section 5.1.2. If the amount of calculated Running Royalties for either or both of Y1 or Y2 is less than the Minimum Royalty for that respective year, then in the fourth quarter of each of Y1 and Y2, the amount of royalties to be paid by RDG to CBMX will be equal to the Minimum Royalty for that year, less the amount paid for the first three quarters of that year. During the fourth quarter of Y3, if the Minimum Royalty was paid in Y1 and/or Y2 (rather than the actual Running Royalty), the amount of paid royalties less the amount

*  Provision subject to grant of confidential treatment.

** Provision subject to pending confidential treatment request.

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                                  CONFIDENTIAL
of earned royalties for each year will be treated as a credit offset ("Y3 Adjustment") to the amount owed by RDG to CBMX when the total royalty for Y3 is calculated. Negative amounts (earned royalties are greater than paid royalties in any given year) will not be considered. The following formula shall be used to determine the amount of any Adjustment:

Y3 TOTAL PAYMENT = *
--------------------
Y3 ADJUSTMENT = *
-----------------
*.
WHERE:
------
X =*
----
Y = *; and
----------
Z = *.
-----

After Y1, Y2 and Y3, no minimum royalties shall be due. All royalties on Licensed Products sold to Third Parties and due to CBMX shall be subject to deduction of the price RDG paid to CBMX for the Licensed Products or components of them for the supply of such Licensed Products or components under Section
5.1.4 and Annex IV to this Agreement.

5.1.2 GENERAL PAYMENT TERMS FOR LICENSED PRODUCTS SOLD BY CBMX TO RDG AND CUSTOM ROYALTIES.
5.1.2.1.1
5.1.2.1.2 DESK TOP SYNTHESIZERS. At the time of shipment of Desk Top Synthesizers from CBMX to RDG, CBMX will invoice RDG the price for such Desk Top Synthesizers under Annex IV.
5.1.2.1.3 BLANK CHIPS. At the time of shipment of Blank Chips from CBMX to RDG for use by RDG with its Phone Booth Synthesizer, CBMX will invoice RDG the price for such Blank Chips under Annex IV. .
5.1.2.1.4     CUSTOM ARRAYS. Except for the sale of Custom Arrays to RDG under
              Section 3.1, before shipment to RDG of additional Custom Arrays for development by RDG of Content for Catalogue Arrays CBMX and RDG will negotiate a commercially reasonable price in good faith.
5.1.2.1.5 CUSTOM ROYALTIES. On Custom Arrays, Blank Chips (for use with Desk Top Synthesizers only) and related Reagents sold by CBMX to RDG Customers, CBMX shall pay to RDG on a quarterly basis a royalty of
              * of Net Sales ("Custom Royalty"). In the event any Third Party supplies such Reagents and CBMX or its Affiliates receive any consideration in connection therewith, the Custom Royalty shall apply to such consideration.
5.1.2.1.6 CATALOGUE ARRAYS. At the time of shipment of Catalogue Arrays from CBMX to RDG for resale to RDG End Users, CBMX will invoice RDG the price for such Catalogue Arrays under Annex IV.


*  Provision subject to grant of confidential treatment.


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                                  CONFIDENTIAL

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IN WITNESS WHEREOF the Parties hereto have signed this 1st Amendment on this
30th day of November 2001.



Mannheim, Germany                 Mukilteo, Washington


ROCHE DIAGNOSTICS GMBH            COMBIMATRIX CORPORATION


By: _________________             By: _________________
Rainer Kuehn                      Edward M. Eadeh


i.V.

By: _________________             By: ___________________
S. Willemsen                      Jeffrey B. Oster